UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 6, 2007

MILLENNIUM QUEST, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-31619	87-0430320
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

Beihuan Road Junan County Shandong, China 276600 (Address of Principal Executive Offices)
(86) 539-7318818 Registrant’s Telephone Number, Including Area Code:

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This current report contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to predict accurately or control. The occurrence of the events described in this current report could have a material adverse effect on our business, results of operations and financial position.

USE OF TERMS

Except as otherwise indicated by the context, references in this report to “Millennium Quest” are references to Millennium Quest, Inc., a Delaware corporation and references to “Lorain Holding” are references to “International Lorain Holding, Inc.”, a Cayman Islands corporation that is wholly-owned by Millennium Quest, and Lorain Holding’s direct and indirect Chinese subsidiaries. References to “we,” “us” or “our” are references to the combined business of Millennium Quest, Inc., its wholly-owned subsidiary, Lorain Holding, and the direct and indirect Chinese subsidiaries of Lorain Holding. The terms “Lorain Holding,” “we,” “us” or “our” do not include the selling stockholders. Unless the context otherwise requires, the term “Junan Hongrun” means Junan Hongrun Foodstuff CO., LTD. and its Chinese operating subsidiaries. The term“Luotian Lorain” means Luotian Green Foodstuff CO., LTD and its Chinese subsidiaries. The term “Beijing Lorain” means Beijing Green Foodstuff CO., LTD. and its Chinese subsidiaries. The term “Shandong Lorain” means Shandong Green Foodstuff CO., LTD. and its Chinese subsidiaries. The term “Securities Act” means the Securities Act of 1933, as amended, and the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, the term “RMB” means Renminbi, the legal currency of China and the terms “U.S. dollar,” “$” and “US$” mean the legal currency of the United States. For all U.S. dollar amounts reported, the company has calculated the dollar amount on the basis that $1 = RMB 7.7409 for March 31, 2007 in its balance sheet, and $1 = RMB 8.0352 for its March 31, 2006 balance sheet, which was determined based on the currency conversion rate at the end of each such quarter. The conversion rate of $1 = RMB 7.77136 is used for it first quarter 2007 income statement and cash flow items, and $1 = RMB 8.05582 for its first quarter 2006 income statement and cash flow items, which is based on the average currency conversion rate for each quarter. The detailed description of currency conversion is indicated in the audit report. References to “China” and “PRC” are references to “People’s Republic of China.” References to “Cayman” or “Cayman Islands” are references to the “Cayman Islands.”

ITEM 8.01 OTHER EVENTS

Following the reverse acquisition transaction described in our Current Report on Form 8-K, filed May 9, 2007 (the “Transaction 8-K”), we filed, on May 21, 2007, a Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which contained the quarterly financial information of Millennium Quest which had not yet acquired Lorain Holding as of March 31, 2007. That Quarterly Report did not, include financial statements for the quarter ended March 31, 2007 of Lorain Holdings, the accounting acquirer in the reverse acquisition transaction, as the reverse acquisition transaction was not consummated until after March 31, 2007 (it closed on May 3, 2007).

The Transaction 8-K included financial statements of Lorain Holdings as of and through December 31, 2006 (the most current then available), as required by applicable reporting requirements.

In order to provide continuous interim quarterly reporting, we are including herein our unaudited condensed consolidated interim financial statements for the three months ended March 31, 2007, and accompanying “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and certain other disclosures with respect to our fiscal quarter ended March 31, 2007, as follows.

FINANCIAL STATEMENTS

Attached hereto as Exhibit 99.1 are the financial statements of the company for the quarter ended March 31, 2007.

MANAGEMENT DISCUSSION AND ANALYSIS

Overview

We are a Delaware corporation that was incorporated on February 4, 1986 and we are headquartered in Shandong Province, China. From our inception in 1986 until May 3, 2007, when we completed a reverse acquisition transaction with Lorain Holding, we were a blank check company and did not engage in active business operations other than our search for, and evaluation of, potential business opportunities for acquisition or participation.

We develop, manufacture and sell convenience foods. Convenience foods like cut fruit and premixed salads, which are known as lightly processed -- our convenience foods include ready-to-cook (or RTC) meals, ready-to-eat (or RTE) meals and meals ready-to-eat (or MREs), chestnut products, and frozen, canned and bulk foods, in hundreds of varieties. We operate through our indirect Chinese subsidiaries. Our products are sold in 19 provinces and administrative regions in China and 23 foreign countries.

Background and History of Lorain Holding and its Operating Subsidiaries and Affiliates

Lorain Holding was incorporated in the Cayman Islands in August 2006. Lorain Holding presently has two direct, wholly-owned Chinese operating subsidiaries: Luotian Lorain and Junan Hongrun, one indirect wholly owned operating subsidiary, Beijing Lorain, and one majority-owned subsidiary, Shandong Lorain, which is 80.2% owned by us (with Shandong Economic Development Investment Co. Ltd. owning the remaining 19.8% interest). We sometimes refer to these four Chinese operating subsidiaries as the Lorain Group Companies.

Below is a structure chart showing the organization of our subsidiaries:

Shandong Lorain was formed in 1995. Junan Hongrun was formed in 2002. Luotian Lorain and Beijing Lorain were both formed in 2003.

Recent Developments

Acquisition of International Lorain Holding, Inc. and Related Financing

Through the reverse acquisition of Lorain Holding we acquired all of the issued and outstanding capital stock of Lorain Holding, which became our wholly-owned subsidiary, and in exchange for that capital stock we issued to the former stockholders of Lorain Holding 697,663 shares of our Series B Voting Convertible Preferred Stock, which shares of preferred stock will be convertible into 16,384,706 shares of our common stock immediately following the effectiveness of an amendment to our charter that, among other things, increases the number of our authorized shares of common stock from 20,000,000 to 200,000,000 and effectuates a 1-for-32.84 reverse stock split. We expect to file this amendment to our certificate of incorporation on or about the end of June, 2007. Upon the consummation of the reverse acquisition, the former stockholders of Lorain Holding became our controlling stockholders. We have to increase our authorized common stock so that there will be enough shares of authorized common stock available for issuance upon conversion of our Series B Voting Convertible Preferred Stock into our common stock.

Upon the closing of the reverse acquisition, Timothy P. Halter, our sole director and officer, submitted his resignation letter pursuant to which he resigned from all offices of Millennium Quest that he held effective immediately and from his position as our director effective on May 12, 2007, the tenth day following the mailing by us of an information statement to our stockholders that complies with the requirements of Section 14f-1 of the Securities Exchange Act of 1934. Si Chen, our Chairman, was appointed as our director and Chairman at the closing of the reverse acquisition of Lorain Holding and has become our sole director when Mr. Halter resigned from the board.
Contemporaneous with the reverse acquisition, we also completed a private placement transaction in which we issued and sold to accredited investors 299,050.78 shares of our Series B Voting Convertible Preferred Stock for gross proceeds of approximately $19.8 million. These shares of Series B Voting Convertible Preferred Stock will convert into 6,990,293 shares of our common stock at the effective time of the Amendment.

Contemporaneous with the reverse acquisition, we also completed a private placement transaction in which we issued and sold to accredited investors 299,055.78 shares of our Series B Voting Convertible Preferred Stock and warrants for the purchase of up to an aggregate of 1,398,065 shares of our Common Stock for gross proceeds of approximately $19.8 million. These shares of Series B Voting Convertible Preferred Stock will convert into 6,990,401 shares of our common stock at the effective time of an amendment and restatement of our Restated Certificate of Incorporation that will, among other things, increase the number of shares of our authorized common stock from 20,000,000 to 200,000,000 shares and effectuate a 1-for-32.84 reverse stock split. We have to increase our authorized common stock so that there will be enough shares of authorized common stock available for issuance upon conversion of our Series B Voting Convertible Preferred Stock.

In connection with the private placement mentioned above, our majority stockholder, Mr. Hisashi Akazawa, entered into an escrow agreement with the private placement investors. Pursuant to the escrow agreement, Mr. Akazawa agreed to certain “make good” provisions. In the make good escrow agreement, we established minimum after tax net income thresholds of $9.266 million for the fiscal year ending December 31, 2007 and $12.956 million for the fiscal year ending December 31, 2008. If the minimum after tax net income thresholds for the fiscal year 2007 or for the fiscal year 2008 are not achieved, then the investors will be entitled to receive additional shares of our common stock based upon a pre-defined formula agreed to between the investors and Mr. Akazawa. Mr. Akazawa deposited a total of 299,050.78 shares of our Series B Voting Convertible Preferred Stock, which are convertible into 6,990.29 shares of our common stock after the reverse stock split, into escrow with Securities Transfer Corporation under the escrow agreement.

In connection with the private placement mentioned above, our majority stockholder, Mr. Hisashi Akazawa, and our Chief Executive Officer, Mr. Si Chen, entered into an escrow agreement with the private placement investors. Pursuant to the escrow agreement, Mr. Akazawa and Mr. Si Chen agreed to certain “make good” provisions. In the make good escrow agreement, we established minimum after tax net income thresholds of $9.266 million for the fiscal year ending December 31, 2007 and $12.956 million for the fiscal year ending December 31, 2008. If the minimum after tax net income thresholds for the fiscal year 2007 or for the fiscal year 2008 are not achieved, then the investors will be entitled to receive additional shares of our common stock based upon a pre-defined formula agreed to between the investors and Mr. Akazawa. Mr. Akazawa deposited a total of 302,336 shares of our Series B Voting Convertible Preferred Stock, which are convertible into 7,067,104 shares of our common stock after reverse stock split, into escrow with Securities Transfer Corporation under the escrow agreement.

Material Opportunities and Challenges

Chestnuts production
Opportunities related to chestnut supplies

In last three years, the price of the raw chestnuts, as a whole, has shown a decrease each year. Our production costs have decreased accordingly, which has allowed us to enhance our production capacity and maintain steady profit margins. In order to reach the market for high-end customers, we have started to produce organic, high quality, nutritious, and healthy chestnuts using a newly developed 165-acre organic chestnut farm in Miyun county of Beijing City.

In addition, due to the high fluctuation in price and the decreased production of chestnuts in South Korea, we have been encountering less competition from our Korean competitors in recent periods. We realize there is substantial demand for Korean-produced chestnuts due to their well-recognized quality. Accordingly, we have devoted its research and development efforts to experimentally producing the chestnuts with the same quality as Korea’s in Junan County of Shandong province (where the weather and the soil are relatively similar to that of in Korea). Currently, we have successfully developed 329 acres of land that we believe produces chestnuts similar to those in Korea. We will expand this development to 1647 acres in the near future. We will be able to produce higher quality chestnuts primarily using domestic materials from our own bases, enabling us to substitute our domestically grown chestnuts to replace the Korean supplied of chestnuts in the Chinese market within 5 years. Subsequently, our costs of raw materials will be significantly decreased which will increase our net revenues.

Challenges related to chestnuts supplies

Despite the decreasing competition from South Korea, we may still face competition from North Korean producers if the export embargo prohibiting exports from North Korea is removed in the future. North Koreans are able to obtain raw chestnuts at a lower cost than we can and North Korean Competitor could have considerable impact on us. We have been working on various strategies to prepare for the potential entry of North Korean competitors into the chestnut market in order to be able to maintain our profit margins in the global market.

Vegetable Production
Opportunities related to vegetables production

We have recently obtained increased market share in the vegetable products market. Due to geographical advantages, our two subsidiaries, Shandong Lorain and Junan Hongrun own the agricultural operation in Shandong Province. Due to the abundant and various raw materials as well as their lower costs, these two companies have fully met the demand for vegetables in its market. In order to secure price stability and supply of raw materials, as well as increase added-value of products, our subsidiaries have developed our own vegetable growing base. Beijing Lorain, located in Beijing and near to the Hebei Province, has developed some bases for vegetables. In 2007, Beijing Lorain developed 494 acres of an organic chestnut agricultural operation, 824 acres of assorted vegetables agricultural operation and 165 acres of Japanese pumpkin agricultural operation.

Challenges related to vegetable production

Recently, we identified quality issues with certain of the raw materials that we acquire from the farmers that supply us. In order to prevent the sale of low quality products in the market, we are implementing a stricter quality control and examination processes. Additionally, we plan to provide education and training to our contracting farmers with respect to scientific development and management of agricultural operations so that the products provided by contracted farmers can meet the requirement of safety and fitness required to meet the increasing demand for healthy vegetarian products in the market.

Processed Food Production
Opportunities in Processed Food Market

In addition to maintaining our current presence in the chestnut and frozen vegetable markets, we have endeavored to research and develop new processed food products and expand our market share in that area. We are expecting the processed food market in China to undergo strong growth in the coming years due to the favorable characteristics of processed food, such as its flavor, ability to be stored for long periods of time, abundant supply of raw materials and ability to be easily distributed. Currently, there are very few producers providing processed food products in the Chinese market; we are not aware of any manufacturer in the market who has the technical ability to operate a production line to mass produce an array of processed food products necessary to compete in the current market. We have produced more than 40 kinds of processed food, allowing us to sell our products to both consumer and military users in China and export to Japan and South Korea. Our products have been particularly successful with military customers. We expect that processed food production will become one of our major product lines and will make significant contributions to our revenue and profits in the future. We hope to gain a significant advantage in the marketplace by becoming the first major producer of processed food products in China. Additionally, we expect our processed food products to become leading brands within China.

Challenges in Processed Food Market

Due to the advancement of processing technology, we will face high costs to conduct research and development to develop new products to meet the preferences and requirements in various target markets. We expect the testing process to be very complicated and we must tailor our research to varying raw materials, seasonings and ingredients. We expect the research and development process to have financial risks and to increase our expenses. Although the process will increase our expenses, the research and development will not immediately increase our revenues, if ever. There is also a threat that other producers will enter the market while we are in the research and development stage, lured by the same potential profits we are seeking. It is our goal to develop new products and implement successful marketing strategies to allow us to maintain our current position as a market leader, but we are also concerned that our competitors might attempt to replace us if we are not able to continue to expand our market share, to leverage our selling network, and establish our brand name in the market.

RESULTS OF OPERATIONS

Three Months Ended March 31, 2007 Compared to Three Months Ended March 31, 2006

The following table summarizes the results of our operations during the three-month periods ended March 31, 2007 and ended March 31, 2006.

All amounts, other than percentages, in U.S. dollars
Item	3-Month Period Ended on 3/31/2007		3-Month Period Ended on 3/31/2006
	In Thousands	As a percentage of net revenues	In Thousands	As a percentage of net revenues
Revenues	11,899	100%	5,588	100%
Cost of Goods Sold	(8,953)	-75.24%	(4,287)	-76.72%
Gross Profit	2,946	24.76%	1,301	23.28%
Selling and Marketing Expenses	(126)	-1.06%	(297)	-5.31%

Item	3-Month Period Ended on 3/31/2007		3-Month Period Ended on 3/31/2006
	In Thousands	As a percentage of net revenues	In Thousands	As a percentage of net revenues
General and Administrative Expenses	(360)	-3.03%	(362)	-6.48%
Total Expenses	(486)	-4.095	(659)	-11.79%
Finance costs, net	(566)	-4.75%	(364)	-6.52%
Government grant	8	0.06%	3	0.05%
Other income	26	0.03%	59	0.00%
Other expenses	(4)	-0.04%	(31)	-0.54%
Income Before Income Taxes and Minority Interest	1,924	16.17%	309	5.54%
Income Taxes	(330)	-2.77%	(79)	-1.42%
Minority interests	(66)	-0.56%	15	0.27%
Net Income	1,528	12.84%	245	4.39%

Revenues. Revenues increased $6.31 million, or 112.9%, to $11.9 million for the three months ended March 31, 2007 from $5.59 million for the same period in 2006. This increase was attributable to the increased sales from the enhancement of our product marketing campaign during the spring festival in China.

Cost of Goods Sold. Our cost of goods sold increased $4.66 million, or 108.6% to $8.95 million for the three months ended March 31, 2007 from $4.29 million for the same period in 2006. This increase was due to the increase of sales volume. As a percentage of revenues, the cost of goods sold decreased to 75.24% during the three months ended March 31, 2007 from 76.72% in the same period of 2006. The cost of good sold as a percentage of revenues decreased because chestnuts represented a larger portion of our sales in the first quarter of 2007 compared to the first quarter of 2006 and chestnuts have a better profit margin than many of our other products.

Gross Profit. Our gross profit increased $1.64 million, or 126.4% to $2.94 million for the three months ended March 31, 2007 from $1.30 million for the same period in 2006. Gross profit as a percentage of revenues was 24.76% for the three months ended March 31, 2007, an increase of 1.48% from 23.28% for the same period of 2006. This increase was attributable to the increased sales in 2007, as compared to the year 2006.
Selling and Marketing Expenses. Selling and marketing expenses decreased $0.17 million, or 56.7% to $0.13 million for the three months ended March 31, 2007 from $0.30 million for the same period in 2006. As a percentage of revenues, selling and marketing expenses decreased to 1.06% for the three months ended March 31, 2007 from 5.31% for the same period of 2006. The percentage decrease of selling and marketing expenses was primarily a result of the decreased transportation costs from increased domestic sales in 2007 as compared to the higher transportation costs in more export sales in 2006.
General and Administrative Expenses. General and administrative expenses decreased $0.002 million, or 0.55% to $0.36 million for the three months ended March 31, 2007 from $0.362 million for the same period of 2006. As a percentage of revenues, general and administrative expenses decreased to 3.03% for the three months ended March 31, 2007 from 6.48% for the same period of 2006. The percentage decrease of general and administrative expenses was primarily a result of efficient controls of our general and administrative expenses.

Income Before Income Taxes and Minority Interest. Income before income taxes and minority interest increased $1.61 million or 519.35% to $1.92 million for the three months ended March 31, 2007 from $0.31 million for the same period of 2006. Income before income taxes and minority interest as a percentage of revenues increased to 16.17% for the three months ended March 31, 2007 from 5.54% for the same period of 2006. The increase was primarily a result of the increase of gross profit and the decrease of selling expenses and general and administrative expenses in 2007, as compared to the year of 2006.
Income Taxes. Income taxes increased $0.25 million to $0.33 million for the three months ended March 31, 2007 from $0.08 million for the same period of 2006. The increase of tax paid was primarily a result of the increase of profit in 2007, as compared to the year of 2006.
On March 16, 2007, the National People’s Congress of the PRC determined to adopt a new corporate income tax law in its fifth plenary session. The new corporate income tax law unifies the application, scope, tax rate, tax deduction and preferential policy for both domestic and foreign-invested enterprises.  The new corporate income tax law will be effective on January 1, 2008.  According to the new corporate income tax law, the applicable income tax rate for our operating subsidiaries may be subject to change.  As the implementation detail has not yet been announced, we cannot be sure of the potential impact of such new corporate income tax law on our financial position and operating results.

Net Income. Net income increased $1.28 million, or 512% to $1.53 million for the three months ended March 31, 2007 from $0.25 million for the same period of 2006, as a result of the factors described above.

Liquidity and Capital Resources

General

As of March 31, 2007, we had cash and cash equivalents (including restricted cash) of $8.45 million and $0, respectively. The following table provides detailed information about our net cash flow for all financial statements periods presented in this report.

	Cash Flow (in thousands)
	Three Months Ended March 31,
	2007	2006
Net cash provided by (used in) operating activities	$7,256	$4,842
Net cash provided by (used in) investing activities	$2,027	$1,874
Net cash provided by (used in) financing activities	$(3,151)	$(2,624)
Net cash flow	$6,132	$4,092

Operating Activities

Net cash provided by operating activities was $7.26 million for the three months period ended March 31, 2007, which is an increase of $2.42 million from $4.84 million for the same period of 2006. The increase of the cash provided by operating activities was primarily a result of the increase of net income, depreciation and inventories in 2007, as compared to the year of 2006.

Investing Activities

Our main uses of cash for investment activities are payments for the acquisition of property, plants and equipment.

Net cash provided by investing activities for the three months period ended March 31, 2007 was $2.03 million, which is an increase of $0.16 million from net cash provided by investing activities of $1.87 million for the same period of 2006. The increase was primarily due to the purchase of plants and equipment in 2007.

Financing Activities

Net cash used in financing activities for the three months period ended March 31, 2007 was $3.15 million, which is an increase of $0.53 million from $2.62 million net cash used in financing activities during the same period of 2006. The increase of the cash used in financing activities was primarily a result of the increase of bank loan repayments.

Loan Facilities

As of March 31, 2007, the amounts and maturity dates for our bank loans were as follows:
All amounts, other than percentages, in thousands of U.S. dollars.

Banks	Amounts	Beginning	Ending	Duration
Junan County Agriculture Bank	0.61	06/30/2004	06/29/2007	36 months
Junan County Agriculture Bank	0.61	6/30/2004	6/29/2007	36 months
Junan County Agriculture Bank	103.35	5/31/2006	5/30/2007	12 months
Junan County Agriculture Bank	258.37	08/31/2006	06/29/2007	10 months
Junan County Agriculture Bank	28.42	10/10/2006	10/09/2007	12 months
Junan County Agriculture Bank	581.33	10/31/2006	10/30/2007	12 months
Junan County Agriculture Bank	258.37	11/03/2006	11/02/2007	12 months
Junan County Agriculture Bank	658.84	11/16/2006	11/15/2007	12 months
Junan County Agriculture Bank	116.27	11/26/2006	05/12/2007	6 months
Junan County Agriculture Bank	38.76	11/26/2006	05/12/2007	6 months
Junan County Agriculture Bank	465.06	12/06/2006	12/05/2007	12 months
Junan County Agriculture Bank	490.90	12/06/2006	12/05/2007	12 months
Junan County Construction Bank	387.55	05/09/2006	05/09/2007	12 months
Junan County Construction Bank	387.55	08/31/2006	08/31/2007	12 months
Junan County Construction Bank	324.25	09/08/2006	09/07/2007	12 months

Banks	Amounts	Beginning	Ending	Duration
Junan County Industrial and Commercial Bank	219.61	12/14/2006	12/15/2007	12 months
Junan County Industrial and Commercial Bank	612.33	12/11/2006	12/10/2007	12 months
Junan County Industrial and Commercial Bank	714.39	12/11/2006	11/15/2007	12 months
Junan County Industrial and Commercial Bank	516.74	01/12/2007	01/11/2008	12 months
Junan County Industrial and Commercial Bank	129.18	01/11/2007	01/10/2008	12 months
Bank of China, Junan Branch	13.42	09/19/2006	05/19/2009	8 months
International Trust & Investment Co., Ltd.	1,291.84	06/14/2005	06/13/2008	36 months
Linyi Commercial Bank	20.00	02/12/2007	04/11/2007	2 months
Linyi Commercial Bank	34.96	02/07/2007	04/06/2007	2 months
Linyi Commercial Bank	19.98	02/07/2007	04/06/2007	2 months
Linyi Commercial Bank	45.94	02/07/2007	04/06/2007	2 months
Linyi Commercial Bank	19.98	02/07/2007	04/06/2007	2 months
Linyi Commercial Bank	25.00	02/06/2007	04/05/2007	2 months
Linyi Commercial Bank	19.00	02/06/2007	04/05/2007	2 months
Junan County Agriculture Bank	2.15	09/04/2006	07/20/2007	10 months
Junan County Agriculture Bank	241.57	11/18/2006	05/15/2007	6 months
Linyi Commercial Bank	581.33	02/07/2007	02/06/2008	12 months
Linyi Commercial Bank	607.16	02/09/2007	02/01/2008	12 months
Linyi Commercial Bank	310.04	04/30/2006	10/20/2007	18 months
Linyi Commercial Bank	193.78	11/30/2006	11/29/2007	12 months
Linyi Commercial Bank	387.55	03/25/2007	05/25/2007	2 months
Junan Agricultural Development Bank	581.33	07/20/2006	07/19/2007	12 months
Junan Agricultural Development Bank	710.51	09/05/2006	09/04/2007	12 months
Junan County Industrial and Commercial Bank	302.29	02/05/2007	04/23/2007	2 months
Junan County Industrial and Commercial Bank	400.47	02/05/2007	08/01/2007	6 months
Junan County Industrial and Commercial Bank	633.00	12/26/2006	04/26/2007	4 months
Junan County Industrial and Commercial Bank	1,278.92	03/23/2007	06/21/2007	3 months
Beijing Miyun County Shilipu Rural Financial Institution	1,918.38	09/28/2006	09/27/2007	12 months
Beijing Miyun County Shilipu Rural Financial Institution	645.92	09/25/2006	09/26/2007	12 months
China Agricultural Bank, Miyun Branch	258.37	07/19/2006	07/18/2007	12 months
Agricultural Development Department of Luotian Government	645.92	09/05/2006	09/05/2007	12 months
China Agricultural Bank, Luotian Square Branch	258.37	09/30/2006	09/15/2008	24 months
China Agricultural Bank, Luotian Square Branch	96.89	12/11/2006	12/11/2010	60 months
Junan County Industrial and Commercial Bank	452.14	01/31/2007	01/18/2008	12 months
Junan County Industrial and Commercial Bank	516.74	01/31/2007	01/18/2008	12 months
Junan County Industrial and Commercial Bank	1,291.84	03/06/2007	03/05/2008	12 months
Total	20,097.26

As shown in the above table, we have $20.1 million in loans maturing on or before the end of March 31, 2007. We plan to repay this debt either as it matures or refinance this debt with other debt.

We believe that our currently available working capital, after receiving the aggregate proceeds of our capital raising activities and the credit facilities referred to above, should be adequate to sustain our operations at our current levels through at least the next twelve months.

Obligations under Material Contracts

Below is a table setting forth our material contractual obligations as of March 31, 2007:

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years		More than 5 years
Long-term debt obligations	$0	$0	$0		$0	$0
Capital Lease obligations	$0	$0	$0		$0	$0
Operating lease obligations	$0	$0	$0	$		$0
Purchase obligations	$0	$0	$0	$		$0
Other Long-term Liabilities Reflected on Registrant’s Balance Sheet under GAAP	$0	$0	$0	$		$0
Total	$0	$0	$0		$0	$0

We do not have any material contractual obligations as of March 31, 2007.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

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Method of Accounting -- We maintain our general ledger and journals with the accrual method accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by us conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements, which are compiled on the accrual basis of accounting.

•
Use of estimates -- The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ materially from those estimates.

•
Principles of consolidation -- The consolidated financial statements are presented in US Dollars and include the accounts of the Company and its commonly controlled entity. All significant inter-company balances and transactions are eliminated in combination.

As of March 31, 2007, the particulars of the commonly controlled entities are as follows:

Name of company	Place of incorporation	Attributable equity interest %	Registered capital

Shandong Green Foodstuff CO., LTD.	PRC	80.2%	RMB 100,860,000
Luotian Green Foodstuff CO., LTD	PRC	100%	RMB 10,000,000
Junan Hongrun Foodstuff CO., LTD.	PRC	100%	RMB 19,000,000
Beijing Green Foodstuff CO., LTD.	PRC	100%	RMB 10,000,000

Accounting for the Impairment of Long-Lived Assets -- The long-lived assets held and used by us are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

During the reporting years, there was no impairment loss.

Revenue recognition -- Our revenue recognition policies are in compliance with Staff Accounting Bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, we have no other significant obligations and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Our revenue consists of invoiced value of goods, net of a value-added tax (VAT). No product return or sales discount allowance is made as products delivered and accepted by customers are normally not returnable and sales discount is normally not granted after products are delivered.

Recent accounting pronouncements

In July 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that the Company recognizes in its consolidated financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for the Company on January 1, 2007, with the cumulative effect of the change in accounting principle, if any, recorded as an adjustment to opening retained earnings.

In September 2006, the FASB issued SFAS 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, where fair value is the relevant measurement attribute. The standard does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal year beginning after November 15, 2007, and interim periods within those fiscal year.

In September 2006, the SEC issued SAB No. 108, which provides guidance on the process of quantifying financial statement misstatements. In SAB No. 108, the SEC staff establishes an approach that requires quantification of financial statement errors, under both the iron-curtain and the roll-over methods, based on the effects of the error on each of the Company’s financial statements and the related financial statement disclosures. SAB No.108 is generally effective for annual financial statements in the first fiscal year ending after November 15, 2006. The transition provisions of SAB No. 108 permits existing public companies to record the cumulative effect in the first year ending after November 15, 2006 by recording correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings.

The management of the Company does not anticipate that the adoption of these three standards will have a material impact on these consolidated financial statements.

Seasonality

Our operating results and operating cash flows historically have been subject to seasonal variations. Our raw materials are mostly fresh agricultural products. Therefore, we are subject to production seasonality by product, though we are able to maintain overall year-round production. Specifically, the main processing season for chestnut products is from the latter half of August to the next January. During the busy season, our chestnut production lines are running with full capacity. Other than this period, we still maintain a small amount of chestnut production by using frozen chestnuts. However, this pattern may change, as a result of new market opportunities or new product introductions.

Off-Balance Sheet Arrangements

We do not have any off-balance arrangements.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Interest Rate Risk

We are exposed to interest rate risk primarily with respect to our short-term bank loans. Although the interest rates are fixed for the terms of the loans, the terms are typically 12 months and interest rates are subject to change upon renewal. Since April 28, 2006, China People’s Bank has increased the interest rate of RMB bank loans with a term of 6 months or less by 0.27%, and loans with a term of 6 to 12 months by 0.54%. The new interest rates are 5.67% and 6.39% for RMB bank loans with a term 6 months or less and loans with a term of 6-12 months, respectively. The change in interest rates has no impact on our bank loans that were made before April 28, 2006. A hypothetical 1.0% increase in the annual interest rates for all of our credit facilities at March 31, 2006 would decrease net income before provision for income taxes by approximately $230,000 for the six months ended December 31, 2006. Management monitors the banks’ interest rates in conjunction with our cash requirements to determine the appropriate level of debt balances relative to other sources of funds. We have not entered into any hedging transactions in an effort to reduce our exposure to interest rate risk.

Foreign Exchange Risk

While our reporting currency is the U.S. Dollar, all of our consolidated revenues and consolidated costs and expenses are denominated in Renminbi. All of our assets are denominated in RMB except for cash. As a result, we are exposed to foreign exchange risk as our revenues and results of operations may be affected by fluctuations in the exchange rate between U.S. Dollars and RMB. If the RMB depreciates against the U.S. Dollar, the value of our RMB revenues, earnings and assets as expressed in our U.S. Dollar financial statements will decline. We have not entered into any hedging transactions in an effort to reduce our exposure to foreign exchange risk.

Inflation

Inflationary factors such as increases in the cost of our product and overhead costs may adversely affect our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of net revenues, if the selling prices of our products do not increase with these increased costs.

CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures.

We maintain a system of disclosure controls and procedures. The term “disclosure controls and procedures,” as defined by regulations of the SEC, means controls and other procedures that are designed to ensure that information required to be disclosed in the reports that we file or submit to the Securities and Exchange Commission (the “SEC”) under the Exchange Act, is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules, regulations and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports that we file or submit to the SEC under the Exchange Act is accumulated and communicated to the our management, including our principal executive officer and our principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions to be made regarding required disclosure.  Si Chen, our Chief Executive Officer, and Huanxiang Sheng, our Chief Financial Officer, have evaluated the design and operating effectiveness of our disclosure controls and procedures as of March 31, 2007. Based upon their evaluation, these executive officers have concluded that our disclosure controls and procedures are effective as of March 31, 2007.

Internal Control Over Financial Reporting.

We also maintain internal control over financial reporting. The term “internal control over financial reporting,” as defined by regulations of the SEC, means a process designed by, or under the supervision of, our principal executive and principal financial officers, or persons performing similar functions, and effected by the our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting procedures in the U.S. (“GAAP”), and includes those policies and procedures that:
•	Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets;
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Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and

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Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on our consolidated financial statements.

Changes in Internal Control Over Financial Reporting.

There has not been any change in our internal control over financial reporting that has materially affected or is reasonably likely to materially affect our internal control over financial reporting.

OTHER INFORMATION

LEGAL PROCEEDINGS

From time to time, we have disputes that arise in the ordinary course of business. Currently, there are no material legal proceedings to which we are a party, or to which any of our property is subject, that we expect to have a material adverse effect on our financial condition.

DEFAULTS UPON SENIOR SECURITIES

There were no defaults upon senior securities in the quarter ended March 31, 2007.

SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matters were submitted to a vote of security holders in the quarter ended March 31, 2007.

OTHER INFORMATION
N/A

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired

Filed herewith are the followings:

1. Unaudited consolidated financial statements of Lorain Holdings for the three months ended March 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 6, 2007

MILLENNIUM QUEST, INC.

By:	/s/ Si Chen
Si Chen Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description

99.1	Unaudited consolidated financial statements of Lorain Holdings for the three months ended March 31, 2007.